Exhibit 99.1

Armata Pharmaceuticals Announces Fourth Quarter and Full-Year 2024 Results and

Provides Corporate Update

LOS ANGELES, CA, March 20, 2025 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its fourth quarter and full-year ended December 31, 2024, and provided a corporate update.

Fourth Quarter 2024 and Recent Developments:

●	Announced encouraging topline results from its Phase 2 Tailwind study evaluating inhaled AP-PA02 as a potential treatment for chronic pulmonary disease; Pseudomonas aeruginosa (“P. aeruginosa” or “P.a.”) infection in non-cystic fibrosis bronchiectasis (“NCFB”) patients.
o	The Phase 2 Tailwind study represents the second successful clinical trial for AP-PA02, Armata's lead pulmonary candidate, which was first evaluated in people with cystic fibrosis in the Phase 1b/2a SWARM-P.a. trial that completed in 2023;
o	Inhaled AP-PA02 was well-tolerated, with treatment-emergent adverse events mild and self-limiting;
o	Post-hoc intent-to-treat analysis demonstrated a statistically significant reduction of P.a. colony forming units (“CFUs”) at one and two weeks post-dosing. Approximately one-third of all subjects treated with phage monotherapy exhibited at least a 2-log CFU reduction in P.a.; and
o	Data suggest AP-PA02 alone is as effective as AP-PA02 plus antibiotics in reducing P.a. CFUs in the lungs of NCFB patients, and indicates the potential for phage therapy to reduce reliance on chronic antibiotic use.

●	Completed enrollment of Phase 1b/2a diSArm study of intravenous (“IV”) AP-SA02 as a potential treatment for Staphylococcus aureus (“S. aureus”) bacteremia.
o	Blinded data demonstrates AP-SA02 is well-tolerated following IV administration of up to 5E10 plaque forming units (“PFUs”) every six hours (2E11 PFU every 24 hours) for five days;
o	Persistence of AP-SA02 in a subset of complicated bacteremia subjects is consistent with in vivo phage amplification despite 48-72 hours of broad-spectrum IV antibiotics -- unblinding is critical to understand subjects’ clinical presentation;
o	Topline data anticipated in the first half of 2025; and
o	Anticipate that findings from the diSArm study will inform the design of a pivotal trial strategy to be discussed with the U.S. Food and Drug Administration (the “FDA”) that may enable Armata to obtain agreement on a path to potential approval.

●	Further advanced bacteriophage science through presentations and publications.
o	Presented at 7th Annual Phage Therapy Summit, March 11-13, 2025, Boston, MA;
o	Presented at 5th Annual Phage Futures Meeting, November 19, 2024, Boston, MA; and
o	Announced structural biology publication in the journal Communications Biology describing a representative phage in Armata's clinical candidate, AP-PA02.

●	In March 2025, entered into a $10.0 million secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Armata's principal shareholder.

“During the fourth quarter, we achieved another significant clinical milestone with encouraging topline results from our Phase 2 Tailwind study evaluating inhaled AP-PA02 in NCFB patients as both monotherapy and in combination with inhaled anti-pseudomonal antibiotics,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “This was the second successful clinical evaluation of AP-PA02 following our Phase 1b/2a SWARM-P.a. trial in cystic fibrosis patients. We believe the learnings gained from the two completed Phase 2 studies position Armata to design a pivotal trial to evaluate AP-PA02 as an alternative to antibiotics in NCFB patients with chronic pulmonary P. aeruginosa infection.”

“We also completed enrollment of our Phase 1b/2a diSArm study evaluating our high purity phage product candidate, AP-SA02, as a potential treatment for S. aureus bacteremia. We expect to report topline results in the first half of this year, and believe data will provide valuable insights into the safety and tolerability of AP-SA02 at high intravenous doses, and inform the dose and schedule to be studied in a larger efficacy study, which we plan to discuss with the FDA this year.”

“We remain committed to developing a definitive efficacy trial focused on phage as an alternative to broad-spectrum antibiotics and/or antibiotic-sparing to decrease the utilization of traditional antibiotics and their detrimental impact on the normal human microbiome. I believe we are well positioned to achieve value-creating milestones in 2025 as the Armata team continues to work to introduce a novel therapeutic class to help fight the global health crisis of antimicrobial resistance,” Dr. Birx concluded.

Fourth Quarter 2024 Financial Results

Grant Revenue. The Company recognized grant revenue of $1.2 million for the three months ended December 31, 2024 as compared to $1.5 million in the comparable period in 2023, which represents MTEC’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of S. aureus bacteremia.

Research and Development. Research and development expenses for the three months ended December 31, 2024 were approximately $8.5 million as compared to approximately $7.9 million for the comparable period in 2023. The Company continues to invest in clinical-related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended December 31, 2024 were approximately $3.3 million as compared to approximately $3.2 million for the comparable period in 2023. The increase was mainly related to an increase of $0.3 million in personnel related expenses during the fourth quarter of 2024, offset in part by a decrease of $0.2 million in professional services.

Loss from Operations. Loss from operations for the three months ended December 31, 2024 was approximately $10.5 million as compared to a loss from operations of approximately $9.6 million for the comparable period in 2023.

Net Income (Loss). The net income for the fourth quarter of 2024 was $2.6 million, or $0.07 per share on a basic and $(0.23) per share on a diluted basis, as compared to a net loss of $19.8 million, or $(0.55) per share on both a basic and diluted basis, for the comparable period in 2023. The net income for the quarter ended December 31, 2024 included non-cash gain from the changes in fair value of convertible loan of $14.2 million and non-cash gain from debt extinguishment of $2.2 million, as compared to $8.9 million loss from the changes in fair value of convertible loan for the quarter ended December 31, 2023.

Cash and Equivalents. As of December 31, 2024, Armata held approximately $14.8 million of cash and cash equivalents and restricted cash, as compared to $19.2 million as of December 31, 2023.

On March 12, 2025, the Company entered into a credit and security agreement for a loan in an aggregate amount of $10.0 million with Innoviva SO. The loan bears interest at an annual rate of 14% and matures on March 12, 2026. Principal and accrued interest are payable at maturity. The Company and Innoviva also entered into amendments to the three pre-existing credit and security agreements in order to, among other things, extend the maturity dates under such agreements to March 12, 2026.

As of February 28, 2025, there were approximately 36.2 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific cGMP manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$9,291	$13,523
Prepaid expenses and other current assets	1,273	2,265
Other receivables	744	3,363
Total current assets	11,308	19,151
Property and equipment, net	13,241	12,559
Operating lease right-of-use asset	41,687	44,717
Intangible assets, net	13,746	13,746
Other long term assets	6,455	8,190
Total assets	$86,437	$98,363

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	9,295	16,461
Term debt, current	38,954	—
Total current liabilities	$48,249	$16,461
Convertible loan, non-current	32,897	58,633
Term debt, non-current	22,539	23,674
Operating lease liabilities, net of current portion	27,694	28,583
Deferred tax liability	3,077	3,077
Total liabilities	134,456	130,428
Stockholders’ deficit	(48,019)	(32,065)
Total liabilities and stockholders’ deficit	$86,437	$98,363

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Grant revenue	$1,235	$1,528	$5,174	$4,529
Operating expenses
Research and development	8,450	7,928	34,426	33,770
General and administrative	3,323	3,179	13,184	11,649
Total operating expenses	11,773	11,107	47,610	45,419
Operating loss	(10,538)	(9,579)	(42,436)	(40,890)
Interest income	130	68	697	179
Interest expense	(3,281)	(1,450)	(10,742)	(2,626)
Change in fair value of convertible loan	14,123	(8,886)	31,399	(21,845)
Gain (loss) on debt and convertible loan extinguishments	2,166	—	2,166	(3,863)
Net income (loss)	$2,600	$(19,847)	$(18,916)	$(69,045)
Per share information:
Net income (loss) per share, basic	$0.07	$(0.55)	$(0.52)	$(1.91)
Weighted average shares outstanding, basic	36,183,067	36,100,869	36,160,848	36,075,555
Net loss per share, diluted	$(0.23)	$(0.55)	$(0.89)	$(1.91)
Weighted average shares outstanding, diluted	59,082,190	36,100,869	59,059,971	36,075,555

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities:
Net loss	$(18,916)	$(69,045)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,325	972
Stock-based compensation expense	2,893	938
Change in fair value of convertible loan	(31,399)	21,845
Non-cash interest expense	10,758	2,573
Non-cash interest income	—	(22)
Gain (loss) on debt and convertible loan extinguishments	(2,166)	3,863
Change in right-of-use asset	2,053	1,018
Loss from disposal of property and equipment	—	81
Changes in operating assets and liabilities:	(2,099)	(9,646)
Net cash used in operating activities	(37,551)	(47,423)
Investing activities:
Purchases of property and equipment	(1,879)	(8,144)
Proceeds from sale of property and equipment	—	10
Net cash used in investing activities	(1,879)	(8,134)
Financing activities:
Proceeds from issuance of convertible loan, net of issuance costs	—	29,101
Proceeds from issuance of term debt, net of issuance costs	34,889	24,925
Payments for taxes related to net share settlement of equity awards	(61)	(43)
Proceeds from exercise of stock options	130	5
Net cash provided by financing activities	34,958	53,988
Net decrease in cash, cash equivalents and restricted cash	(4,472)	(1,569)
Cash, cash equivalents and restricted cash, beginning of period	19,243	20,812
Cash, cash equivalents and restricted cash, end of period	$14,771	$19,243

	Year Ended December 31,
	2024	2023
Cash and cash equivalents	$9,291	$13,523
Restricted cash	5,480	5,720
Cash, cash equivalents and restricted cash, end of period	$14,771	$19,243